EXHIBIT 10.14

Churchill &Associates

INVESTMENT BANKING & LISTING AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of August 03, 2010  by and between Propanc Pty Ltd. with its principal address at 576 Swan Street, Richmond, VIC, 3121, AUSTRALIA and its subsidiaries (collectively, the “Company”) and Churchill & Associates, LLC with its principal address at 191 Peachtree Street, Suite 3300, Atlanta, Georgia (the “Banker”) with respect to Company's engagement of Banker, to perform, on a fully underwritten best efforts basis to raise USD$3,000,000 under an initial and follow-on offering and USD$2,000,000 in PIPE financing, and forward investment raisings over consequent quarters in the total amount of USD$48,000,000.00 via an investment & listing structure on the Over-The-Counter Bulletin Board (OTCBB) under the terms of SEC Regulation.

W I T N E S S E T H:
WHEREAS, the Company desires to retain the Banker and the Banker desires to be retained by the Company pursuant to the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

SECTION 1

(a) The Company hereby retains the Banker on a non-exclusive basis to perform the services set forth in Section 1 (b) below during the one (1) year period commencing on the date hereof (the “Term”). The Banker hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability and within the term.  During the term, the Banker shall report directly to the Chief Executive Officer of the Company or to any other senior officer designated in writing by the Chief Executive Officer of the Company.

(b) The Banker shall serve as the investment banker to the Company, procure that the Company raises USD$3,000,000 under an initial and follow-on offering and USD$2,000,000 in PIPE financing via an investment & listing structure on the OTCBB and render such advice and services to the Company as may be reasonably requested by the Company concerning listing advice, reverse merger listing implementation, listing investor relations equity capital raising efforts, without limitation, the following:

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill &Associates

(i) Study and review of the business, operations, and historical financial performance of the Company (based upon management’s forecast of financial performance) so as to enable the Banker to provide advice to the Company;

(ii) Assist in the formulation of the terms and structure of any reasonable proposed business combination transaction involving the Company;

(iii) Assist the Company in its efforts to have its securities listed Over- The-Counter via reverse merger reporting but non-trading shell by analyzing  the quantitative and qualitative requirements as required by any exchange or medium, including but not limited to (A) net tangible assets, market capitalization, shareholders equity or net income, (B) public float of the Company’s common stock, (C) market-makers, (D) shareholders, (E) corporate governance requirements, (F) independent directors, (G) audit and compensation committees and (H) assist, where necessary, in an effort to enable the Company to obtain an exchange listing and to be in a position to remain continuously listed thereafter within compliance terms; and

(iv) Provide services as specified in the “Propanc Strategic Approach” document provided by Banker, as varied by the parties from time to time, including engaging the services of advisors at the Banker’s cost but excluding audit advisor which will be engaged by Company at Company’s cost.

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill & Associates
SECTION 2

(a)              Banker will receive from Company USD$300,000 upon the signing of agreement to advise and implement OTC listing, initial investment, and investor relations program; in addition the Company will issue immediately prior to listing to Banker on a fully-diluted basis at an exercise price equal to the price per share purchase the amount of 3,333,333 non-restriction shares as part compensation for the costs absorbed by the Banker in relation to the Company’s listing;

(b)              Upon the successful capital raise Company shall pay Banker 8% commissions in cash in an amount equal to eight (8) percent of total gross cash proceeds of the total of every amount raised;

(c)              Company will issue 6% of the total Company shares, less the 3,333,333 shares issued to Banker pursuant to Section 2(a) above, to Banker on a fully-diluted basis at an exercise price equal to the price per share purchase by accredited and/or institutional investors via private placement offerings. These shares are to be issued immediately prior to Company listing.

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill &Associates

SECTION 3

(i)    All fees due to the Banker hereunder shall have no offsets, are non- refundable, non-cancellable and shall be free and clear of any and all encumbrances.

(ii)   All cash fees due the Banker hereunder shall be paid to the Banker immediately upon closing by wire transfer. Please see schedule A below for wire information.

(iii)   All securities fees due the Banker hereunder shall be made via DTC or the DWAC system if eligible for such system or by certificates issued by the transfer agent for the Company or the Company, as applicable, and shall be delivered to the Banker immediately upon closing of any Fee Transaction.

SECTION 4

Confidential Information:  The Banker agrees that during and after the Term, it will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Company, the Company's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information. The Banker agrees (a) not to use any such Confidential Information for itself or others, except in connection with the performance of its duties hereunder; and (b) not to take any such material or reproductions thereof from the Company's facilities at any time during the Term except, in each case, as required in connection with the Banker's duties hereunder.

Notwithstanding the foregoing, the parties agree that the Banker is free to use (a) information in the public domain not as a result of a breach of this Agreement, (b) information lawfully received form a third party who had the right to disclose such information and (c) the Banker’s own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Banker and that, at all times, the Banker is free to conduct any research relating to the Company’s business.

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill &Associates

SECTION 5

Ownership of Proprietary Information:  The Banker agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Company's business created, discovered, developed by the Company or any of its affiliates during the Term, and information relating to the Company's customers, suppliers, Bankers, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection.  All the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, techniques, marketing plans, merger and acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company's Affiliates, its employees and/or Bankers (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Bankers).

All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by the Banker that does not include any specific information relative to the Company’s proprietary information, shall be the sole and exclusive property of the Banker.

SECTION 6

Indemnification: The Company represents that all materials provided or to be provided to the Banker or any third party regarding the Company’s financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws. The Company agrees to indemnify and hold harmless the Banker and its directors, officers, partners, managers, agents and employees and to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys' fees and disbursements) that result from actions taken or omitted to be taken in breach of this agreement (including any untrue statements made or any statement omitted to be made) by the Company, its agents or employees which relate to the scope of this Agreement and the performance of the services by the Banker contemplated hereunder.  The Banker will indemnify and hold harmless the Company and the respective directors, officers, agents, affiliates and employees of the Company from and against all losses, claims damages, liabilities and expenses that result from bad faith, gross negligence of, or unauthorized representations (including any untrue statements made or any statement omitted to be made) by, the Banker.  In no event shall the Banker be responsible or liable hereunder for an amount in excess of the compensation received by it pursuant to this Agreement. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Banker, as applicable, of any loss, claim, damage or expense for which the Company or the Banker, as applicable, may become liable pursuant to this Section 6. No party shall pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or the Banker, as applicable, a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages.  The scope of this indemnification between the Banker and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this Agreement. The Company or the Banker, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification in writing within fifteen (15) days of notice of the claim.

The rights stated pursuant to this Section 6 shall be in addition to any rights that the Banker, the Company, or any other person entitled to indemnification may have in common law or otherwise, including, but not limited to, any right to contribution.

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill &Associates

SECTION 7

Notices:  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) five (5) days after being sent by Federal Express or similar overnight delivery; or (d) ten (10) business days after being mailed registered or certified mail, postage prepaid.  The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill &Associates

If to the Company:

James Nathanielsz
Chief Executive Officer
Propanc Pty Ltd.
576 Swan Street, Richmond, VIC, 3121, AUSTRALIA
Telephone: 61 3 9208 4182

If to the Banker:

Churchill & Associates, LLC
191 Peachtree Street, Suite 3300
Atlanta, GA 30303 - USA
Telephone: +1 404 475-5610
Telecopy: +1877 234-0466
Attention: Mr. Chris Smith

SECTION 8

Status of Banker:  The Banker shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for on behalf of or represent the Company.  This Agreement does not create a partnership or joint venture.

SECTION 9

Other Activities of Banker:  The Company recognizes that the Banker now renders and may continue to render financial & compliance consulting and other investment banking services to other companies that may or may not conduct business and activities similar to those of the Company.

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill &Associates

SECTION 10

Successors and Assigns:  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Banker without the prior written consent of the Company, which consent shall not be unreasonably withheld. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Company without the prior written consent of the Banker, which consent shall not be unreasonably withheld.

SECTION 11

Severability of Provisions:  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

SECTION 12

Entire Agreement; Modification: This Agreement and the schedule hereto contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

SECTION 13

Non-Waiver:  The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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PHONE: 404-475-5610 • FAX: 1-877-234-0466

Churchill &Associates

SECTION 14

Remedies For Breach: The Banker and Company mutually agree that any breach of Sections 1, 2, 3, 4, 5, 6, 7 or 8 of this Agreement by the Banker or the Company may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party's obligations under such Sections.  In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies that may be available to it.  The defaulting party shall pay all attorney’s fees and costs incurred by the other party in enforcing this Agreement.

SECTION 15

Governing Law: The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the state of Georgia. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of Georgia without regard to such state’s principles of conflicts of laws.  The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the state or federal courts situated in the county and state of Georgia.  Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum.  Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described. Service of process in any Action by any party may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to any other party at their address set forth in this Agreement.

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Churchill &Associates

SECTION 16

Headings: The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

SECTION 17

Counterparts:  This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this agreement of ten (10) pages as of the day and year first written above.

Propanc Pty Ltd	Churchill & Associates, LLC

/s/ James Nathanielsz	/s/ Chris Smith
Name: James Nathanielsz	Name: Chris Smith
Title: Chief Executive Officer	Title: Managing Partner
Date:	Date:

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PHONE: 404-475-5610 • FAX: 1-877-234-0466